CERTIFICATE OF AMENDMENT

                                    TO THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               CYGNE DESIGNS, INC.

                                     * * * *

     The undersigned officer of Cygne Designs, Inc. (hereinafter the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: The name of the Corporation is Cygne Designs, Inc.

     SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended by inserting the following new Article:

          XI. Limitation on Transfer of Shares. Except as expressly provided below in this Article XI, shares of capital stock of the Corporation are fully and freely transferable.

     A. Certain Transfers Prohibited.

          (i) No individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (each a "Person"), who (i) purports to purchase or acquire any shares of capital stock of the Corporation from the Corporation by the exercise of a warrant or option or otherwise or (ii) beneficially owns directly or through attribution (as determined under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code")) five percent or more of the value of the outstanding shares of capital stock of the Corporation or who, upon the acquisition of any shares of capital stock of the Corporation, would beneficially own directly or through attribution (as determined under Code Section 382) five percent or more of the value of the outstanding shares of capital stock of the Corporation (each such Person described in (i) or (ii) above being a "Restricted Holder"), shall sell, transfer, or dispose, or purchase or acquire in any manner whatsoever, whether voluntarily or involuntarily, by operation of law or otherwise (any such sale, transfer, disposition, purchase, acquisition or contract being a "Transfer"), any shares of capital stock of the Corporation or any option, warrant or other right to purchase or acquire capital stock of the Corporation (such warrant, option, or security being an "Option") or any securities convertible into or exchangeable for capital stock of the Corporation, except as authorized pursuant to this Article XI. For purposes of this Article XI, "capital stock" shall include the Common Stock and the Preferred Stock of the Corporation and any Option. Notwithstanding the preceding sentence, for purposes of determining whether a



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     Person owns five percent or more of the value of the outstanding shares of capital stock of the Corporation, Options shall be taken into account to the extent taking such Options into account would cause a Person to become a Restricted Holder. Notwithstanding the provisions of this clause (i), nothing herein shall prohibit the acquisition or disposition by Bernard Manuel of any capital stock.

          (ii) The restrictions contained in this Article XI are for the purpose of reducing the risk that any change in stock ownership may jeopardize the preservation of the Corporation's federal, state and local income tax attributes. In connection therewith, and to provide for the effective policing of these provisions, a Restricted Holder who proposes to Transfer shares of capital stock shall, prior to the date of the proposed Transfer, request in writing (a "Request") that the Board of Directors of the Corporation review the proposed Transfer and authorize or not authorize the proposed Transfer pursuant to subsection C hereof. A Request shall be mailed or delivered to the President of the Corporation at the Corporation's principal place of business or telecopied to the Corporation's telecopier number at its principal place of business. Such Request shall be deemed to have been delivered when actually received by the Corporation. A Request shall include (a) the name, address and telephone number of the Restricted Holder, (b) a description of the shares of capital stock proposed to be Transferred by or to the Restricted Holder,
     (c) the date on which the proposed Transfer is expected to take place, (d) the name of the proposed transferor and transferee of the capital stock to be Transferred by or to the Restricted Holder, and (e) a Request that the Board of Directors authorize, if appropriate, the Transfer pursuant to subsection C hereof and inform the Restricted Holder of its determination regarding the proposed Transfer. If the Restricted Holder seeks to sell or dispose of shares of capital stock, then, within five business days of receipt by the President of a Request, a meeting of the Board of Directors shall be held to determine whether to authorize the proposed Transfer described in the Request under subsection C hereof. If the Restricted Holder seeks to purchase or acquire shares of capital stock, at the next regularly scheduled meeting of the Board of Directors following the fifth business day after receipt by the President of a Request, the Board of Directors will meet to determine whether to authorize the proposed Transfer described in the Request under subsection C hereof. The Board of Directors shall conclusively determine whether to authorize the proposed Transfer, in its sole discretion and judgment, and shall immediately cause the Restricted Holder making the Request to be informed of such determination.

     B. Effect of Unauthorized Transfer. Any Transfer attempted to be made in violation of this Article XI will be null and void. In the event of an attempted or purported Transfer involving a sale or disposition of capital stock in violation of this Article XI, the Restricted Holder shall remain the owner of such shares. In the event of an attempted or purported Transfer involving the purchase or acquisition by a Restricted Holder in violation of this Article XI, the Corporation shall be deemed to be the exclusive and irrevocable agent for the transferor of such capital stock. The Corporation shall be such agent for the limited purpose of consummating a sale of such shares to a Person who is not a Restricted Holder (an "eligible transferee"), which may include, without limitation, the transferor. The record ownership of the subject shares shall remain in the name of the transferor until the shares have been sold by the Corporation or its assignee, as agent, to an eligible transferee. The Corporation shall be entitled to assign its

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agency hereunder to any person or entity including, but not limited to, the intended transferee of the shares, for the purpose of effecting a permitted sale of such shares. Neither the Corporation, as agent, nor any assignee of its agency hereunder, shall be deemed to be a stockholder of the Corporation nor be entitled to any rights of a stockholder of the Corporation, including, but not limited to, any right to vote such capital stock or to receive dividends or liquidating distributions in respect thereof, if any, but the Corporation or its assignee shall only have the right to sell and transfer such shares on behalf of and as agent for the transferor to another person or entity; provided, however, that a Transfer to such other person or entity does not violate the provisions of this Article XI. The rights to vote and to receive dividends and liquidating distributions with respect to such shares shall remain with the transferor. The intended transferee shall not be entitled to any rights of stockholders of the Corporation, including, but not limited to, the rights to vote or to receive dividends and liquidating distributions with respect to such shares. In the event of a permitted sale and transfer, whether by the Corporation or its assignee, as agent, the proceeds of such sale shall be applied first to reimburse the Corporation or its assignee for any expenses incurred by the Corporation acting in its role as the agent for the sale of such shares, second to the extent of any remaining proceeds, to reimburse the intended transferee for any payments made to the transferor by such intended transferee for such shares, and the remainder, if any, to the original transferor.

     C. Authorization of Transfer of Capital Stock by a Restricted Holder. The Board of Directors may authorize a Transfer by a Restricted Holder, or to a Restricted Holder, if, in its sole discretion and judgment it determines that the Transfer is in the best interests of the Corporation and its Stockholders. In deciding whether to approve any proposed Transfer of capital stock by or to a Restricted Holder, the Board of Directors may seek the advice of counsel with respect to the Corporation's preservation of its federal income tax attributes pursuant to Code Section 382 and may request all relevant information from the Restricted Holder with respect to all capital stock directly or indirectly owned by such Restricted Holder. Any Person who makes a Request of the Board of Directors pursuant to this subsection C to Transfer shares of capital stock shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Transfer of capital stock, including, without limitation, the Corporation's costs and expenses incurred in determining whether to authorize that proposed Transfer.

     D. Damages. Any Restricted Holder who knowingly violates the provisions of this Article XI, and any persons controlling, controlled by or under common control with such a Restricted Holder, shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in or elimination of the Corporation's ability to utilize its federal, state and local income tax attributes under Code Section 382, and attorneys' and accountants' fees incurred in connection with such violation.

     E. Legend on Certificates. All certificates for shares of Common Stock issued by the Corporation shall conspicuously bear the following legend:

          "The Certificate of Incorporation (the "Certificate") of the Corporation contains restrictions prohibiting the sale, transfer, disposition, purchase or acquisition of any capital stock without the authorization of the Board of Directors of the Corporation (the

     "Board of Directors"), by or to any holder (a) who beneficially owns directly or through attribution (as generally determined under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code")) five percent or more of the value of the then issued and outstanding shares of capital stock of the Corporation or (b) who, upon the sale, transfer, disposition, purchase or acquisition of any capital stock of the Corporation, would beneficially own directly or through attribution (as generally determined under Section 382 of the Code) five percent or more of the value of the then issued and outstanding capital stock of the Corporation, if that sale, transfer, disposition, purchase or acquisition would, in the sole discretion and judgment of the Board of Directors, jeopardize the Corporation's preservation of its federal income tax attributes pursuant to
     Section 382 of the Code and is not otherwise in the best interests of the Corporation and its stockholders. The Corporation will furnish without charge to the holder of record of this certificate a copy of the Certificate, containing the above-referenced restrictions on transfer of stock, upon written request to the Corporation at its principal place of business.

     THIRD: The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, I hereunto sign my name on this 5th day of December, 2000.

                                                 By: /s/ BERNARD MANUEL
                                                     ---------------------------
                                                         Name:   Bernard Manuel
                                                         Title:  President





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                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             CYGNE DESIGNS, INC.



Date: December 8, 2000                       By: /s/ ROY E. GREEN
                                                 ------------------------------
                                                     Roy E. Green
                                                     Secretary